Exhibit 99.1

ETAO International Group to Become Publicly Traded Global Digital Healthcare Platform via Merger with Mountain Crest Acquisition Corp. III

Transaction values ETAO International Group (“ETAO”) at a pro forma fully diluted enterprise value of approximately $2.5 billion with existing ETAO shareholders rolling over 100% of their equity into equity of the combined company

Transaction expected to provide up to $304 million of cash proceeds, including a fully committed $250 million PIPE at $10 per share and up to $54 million of cash held in the trust account of Mountain Crest Acquisition Corp. III (“Mountain Crest III“) assuming no redemptions by Mountain Crest III shareholders

ETAO also received commitments through a separate private placement of $51 million

Transaction is expected to close in the summer of 2022, with the combined company expected to trade on the New York Stock Exchange under the symbol “ETAO”

NEW YORK and NEW YORK, January 28, 2022 – ETAO International Group ("ETAO"), a digital healthcare group providing telemedicine, hospital care, primary care, pharmacy and health insurance covering all life stages of patients, is to go public, raising up to $304 million, assuming no redemptions by Mountain Crest III shareholders, to advance its best-in-class internet medical services, supported by artificial intelligence and big data technologies, to improve health care delivery and quality in specialized clinics and hospital settings. ETAO has entered into a definitive merger agreement with Mountain Crest Acquisition Corp. III (Nasdaq: MCAE; “Mountain Crest III”), a publicly traded special purpose acquisition company or SPAC. The transaction values ETAO at a pro forma fully diluted enterprise value of approximately $2.5 billion with existing ETAO shareholders rolling over 100% of their equity into equity of the combined company. Upon completion of the transaction, which is anticipated in the summer of 2022, the combined company will operate as ETAO and securities are expected to be listed on NYSE under the symbol “ETAO.”

The transaction includes a $250 million private investment in public equity (PIPE) at $10 per share from thought-leading investor China SME Investment Group that is scheduled to close simultaneously with the business combination transaction. Separately, ETAO has also received commitments through a separate private placement of $51 million expected to close prior to February 15, 2022.

ETAO Overview

ETAO has developed a healthcare ecosystem leveraging a technology platform that allows it to extend the reach of traditional healthcare services beyond the hospital wall to reach patients in modern clinical facilities in distant communities and even in their homes. However, China’s healthcare system is at the developing stage with still many issues to be overcome. Through ETAO’s online and offline ecosystem, supported by a network of bilingual, highly trained international specialists, the company is able to deliver medical services and quality care for Chinese patients via telemedicine and other services powered by technology.

Management Comments

Wilson Liu, Chairman and CEO of ETAO, welcomed the signing of the agreement between Mountain Crest III and ETAO, saying, “ETAO aims to become the world’s leading digital healthcare group—providing transformative medical care and quality service. We want to be a good company by doing the right thing—an unwavering commitment to always do our best for our patients, partners, and communities. The partnership with Mountain Crest will enable us to expand more rapidly and bring many more talented clinicians and more advanced telemedicine technologies to bear on our commitment to better healthcare delivery to the Chinese population.”

Dr. Lee Winter, President of ETAO commented, "A business combination would be an important step for ETAO in realizing our goal of becoming a leading provider of modern, patient-centric healthcare services. Mountain Crest’s understanding of our market and of our global strategy makes them an ideal partner to accompany us during our rapid growth.”

Dr. Suying Liu, Chairman, CEO and CFO of Mountain Crest III commented, “I am thrilled to take the third SPAC of our Mountain Crest franchise to the next phase of the deal process. ETAO is a compelling investment opportunity, with its team’s track record of founding and running successful companies for large addressable markets. The secular tailwinds in the telehealth sector further add to its significant growth potential.”

Key Transaction Terms

The transaction, which has been unanimously approved by the Boards of Directors of ETAO and Mountain Crest III, is subject to approval by ETAO’s stockholders, Mountain Crest III’s stockholders and other customary closing conditions. The proposed business combination is expected to be completed in the summer of 2022.

A more detailed description of the transaction terms and a copy of the definitive merger agreement will be included in a Current Report on Form 8-K to be filed by Mountain Crest III with the United States Securities and Exchange Commission ("SEC"). Mountain Crest III or one of its subsidiaries will file a registration statement (which will contain a proxy statement and prospectus) with the SEC in connection with the transaction.

Advisors

Revere Securities LLC is acting as capital markets advisor to Mountain Crest III. Sichenzia Ross Ference LLP is acting as legal counsel to ETAO in the transaction. Loeb & Loeb LLP is acting as legal counsel to Mountain Crest III.

Investor Presentation

A presentation made by the management team of ETAO regarding the transaction will be filed by Mountain Crest III with the SEC in a Current Report on Form 8-K, which will be accessible at www.sec.gov.

About ETAO

ETAO International Group ("ETAO") aims to be a leading digital healthcare group providing telemedicine, hospital care, primary care, pharmacy and health insurance covering all life stages of patients. "ETAO" brand means "Best Medical Way" with transformative medical care and unparalleled service. ETAO provides best-in-class internet medical services, supported by artificial intelligence and big data technologies, to improve health care delivery and quality in specialized clinics and hospital settings. ETAO’s platform is seamlessly integrated because of its ability to combine technology and health sciences. For more information, visit: www.etaoyun.cn

About Mountain Crest Acquisition Corp. III

Mountain Crest Acquisition Corp. III (”Mountain Crest III”) is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Mountain Crest III’s efforts to identify a prospective target business are not limited to a particular industry or geographic region.

Important Information about the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, Mountain Crest III or one of its subsidiaries will file a registration statement on Form S-4 or F-4 containing a proxy statement/prospectus (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). The Registration Statement will include a proxy statement to be distributed to holders of Mountain Crest III’s common stock in connection with Mountain Crest III’s solicitation of proxies for the vote by Mountain Crest III’s shareholders with respect to the proposed transaction and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of securities to be issued to ETAO’ stockholders in connection with the proposed business combination. After the Registration Statement has been filed and declared effective, Mountain Crest III will mail a definitive proxy statement, when available, to its stockholders. Investors and security holders and other interested parties are urged to read the Registration Statement, any amendments thereto and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about Mountain Crest III, ETAO and the proposed business combination. Additionally, Mountain Crest III will file other relevant materials with the SEC in connection with the business combination. Copies of these documents may be obtained free of charge at the SEC's web site at www.sec.gov. Securityholders of Mountain Crest III are urged to read the Registration Statement and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information. The information contained on, or that may be accessed through, the website referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Mountain Crest III and ETAO and their respective directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed business combination under the rules of the SEC. Securityholders may obtain more detailed information regarding the names, affiliations, and interests of certain of Mountain Crest III’s executive officers and directors in the solicitation by reading Mountain Crest III’s Registration Statement and other relevant materials filed with the SEC in connection with the proposed business combination when they become available. Information about Mountain Crest III’s directors and executive officers and their ownership of Mountain Crest III common stock is set forth in Mountain Crest III’s prospectus related to its initial public offering dated May 17, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of that filing. Other information regarding the interests of Mountain Crest III’s participants in the proxy solicitation, which in some cases, may be different than those of their stockholders generally, will be set forth in the Registration Statement relating to the proposed business combination when it becomes available. These documents can be obtained free of charge at the SEC's web site at www.sec.gov.

ETAO and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Mountain Crest III in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the Registration Statement for the proposed business combination.

Non-Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Forward-Looking Statements

Certain statements made in this press release are "forward-looking statements" within the meaning of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements about the parties’ ability to close the proposed business combination and related transactions, the anticipated benefits of the proposed business combination, and the financial condition, results of operations, earnings outlook and prospects of Mountain Crest III and/or the proposed business combination and related transactions and may include statements for the period following the consummation of the proposed business combination and related transactions. In addition, any statements that refer to projections (including EBITDA, adjusted EBITDA, EBITDA margin and revenue projections), forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Mountain Crest III and ETAO, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements including: risks related to ETAO’s businesses and strategies; the ability to complete the proposed business combination due to the failure to obtain approval from Mountain Crest III’s stockholders or satisfy other closing conditions in the definitive merger agreement; the amount of any redemptions by existing holders of Mountain Crest III’s common stock; the ability to recognize the anticipated benefits of the business combination; other risks and uncertainties included under the header “Risk Factors” in the Registration Statement to be filed by Mountain Crest III, in the final prospectus of Mountain Crest III for its initial public offering dated May 17, 2021; and in Mountain Crest III’s other filings with the SEC.

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Contact

For ETAO International Group:

Wilson Liu

Chairman, Founder and CEO

1460 Broadway, 14th Floor, New York, NY 10036

(347) 306-5134

For Mountain Crest Acquisition Corp. III:

Dr. Suying Liu

Chairman, CEO, and CFO

311 W 43rd St, 12th Fl, New York, NY 10036

(646) 493-6558